Exhibit 99.1

OFFERPAD, INC.

INDEX TO THE FINANCIAL STATEMENTS

Unaudited condensed consolidated financial statements

As of June 30, 2021 and December 31, 2020 and for the three and six months ended June 30, 2021 and 2020

Page
Financial Statements:
Condensed Consolidated Balance Sheets	1-2
Condensed Consolidated Statements of Operations	3
Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit	4
Condensed Consolidated Statements of Cash Flows	5-6
Notes to Condensed Consolidated Financial Statements	7-20

OFFERPAD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value per share, unaudited)

		June 30,	December 31,
		2021	2020
ASSETS
Current Assets:
Cash and cash equivalents		$44,560	$43,938
Restricted cash		13,341	6,804
Accounts receivable		7,117	2,309
Inventory		482,860	171,359
Prepaid expenses and other current assets		13,217	2,880

Total current assets		561,095	227,290
Property and equipment, net		12,110	8,231
Other non-current assets		122	352

TOTAL ASSETS	(1)	$573,327	$235,873

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable		$5,302	$2,149
Accrued liabilities		26,606	11,181
Secured credit facilities and notes payable, net - related party		255,344	126,825
Secured credit facilities and notes payable		234,508	50,143

Total current liabilities		521,760	190,298

Secured credit facilities and notes payable, net of current portion		—	4,710

Total liabilities	(2)	521,760	195,008

Commitments and Contingencies (See Note 13)

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(in thousands, except par value per share, unaudited)

	June 30,	December 31,
	2021	2020
Temporary Equity:
Series A convertible preferred stock, 2,789 shares authorized at June 30, 2021 and December 31, 2020; 2,775 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $15,099 at June 30, 2021 and December 31, 2020	14,921	14,921
Series A-1 convertible preferred stock, 1,448 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $7,500 at June 30, 2021 and December 31, 2020	7,470	7,470
Series A-2 convertible preferred stock, 1,105 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $7,500 at June 30, 2021 and December 31, 2020	7,463	7,463
Series B convertible preferred stock, 7,751 shares authorized, issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $50,000 at June 30, 2021 and December 31, 2020	49,845	49,845
Series C convertible preferred stock, 7,529 shares authorized at June 30, 2021 and December 31, 2020; 5,308 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $105,750 at June 30, 2021 and December 31, 2020	104,424	104,424

Total temporary equity	184,123	184,123

Stockholders’ Deficit:
Common stock, 34,077 shares authorized at June 30, 2021 and December 31, 2020; $0.00001 par value; 7,920 and 7,682 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid in capital	7,653	5,908
Accumulated deficit	(129,559)	(138,516)
Treasury stock	(10,650)	(10,650)

Total stockholders’ deficit	(132,556)	(143,258)

TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT	$ 573,327	$ 235,873

(1)

Our consolidated assets at June 30, 2021 and December 31, 2020 include the following assets of certain variable interest entities (“VIEs”) that can only be used to settle the liabilities of those VIEs: Restricted cash, $13,341 and $6,804; Accounts receivable, $6,492 and $1,638; Inventory, $479,435 and $171,212; Prepaid expenses and other current assets, $2,354 and $1,036; Property and equipment, net, $6,857 and $2,772; Total assets of $508,479 and $183,462, respectively.

(2)

Our consolidated liabilities at June 30, 2021 and December 31, 2020 include the following liabilities for which the VIE creditors do not have recourse to Offerpad: Accounts payable, $2,962 and $716; Accrued liabilities, $1,047 and $575; Current portion of secured credit facilities and notes payable, net, $446,727 and $173,539; Noncurrent portion of secured credit facilities and notes payable, net, $0 and $653; Total liabilities, $450,736 and $175,483, respectively.

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$378,647	$287,007	$662,619	$654,662
Cost of revenue	327,783	269,146	578,218	611,903

Gross profit	50,864	17,861	84,401	42,759

Operating expenses:
Sales, marketing and operating	31,595	17,547	56,671	42,976
General and administrative	5,137	3,862	9,871	8,223
Technology and development	2,603	1,692	4,886	3,821

Total operating expenses	39,335	23,101	71,428	55,020

Net Income (loss) from operations	11,529	(5,240)	12,973	(12,261)

Other income (expense):
Interest expense	(2,257)	(2,418)	(4,175)	(7,092)
Other income, net	7	268	248	498

Total other expense	(2,250)	(2,150)	(3,927)	(6,594)

Net Income (loss) before income taxes	9,279	(7,390)	9,046	(18,855)
Income tax expense	(89)	—	(89)	—

Net Income (loss)	$9,190	$(7,390)	$8,957	$(18,855)

Net Income (loss) per share, basic	$1.17	$(0.96)	$1.14	$(2.45)

Net Income (loss) per share, diluted	$0.31	$(0.96)	$0.30	$(2.45)

Weighted average common shares outstanding, basic	7,884	7,682	7,830	7,682

Weighted average common shares outstanding, diluted	29,796	7,682	29,748	7,682

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

(in thousands, unaudited)

	Temporary Equity											Stockholders’ Deficit
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount			Shares	Amount
Balance at March 31, 2021	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	5,308	$104,424	$184,123	7,846	$—	$6,766	$(138,749)	636	$(10,650)	$(142,633)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	74	—	174	—	—	—	174
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	64	—	—	—	64
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	649	—	—	—	649
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	9,190	—	—	9,190

Balance at June 30, 2021	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	5,308	$104,424	$184,123	7,920	$—	$7,653	$(129,559)	636	$(10,650)	$(132,556)

	Temporary Equity											Stockholders’ Deficit
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount			Shares	Amount
Balance at March 31, 2020	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	4,881	$96,778	$176,477	7,682	$—	$4,794	$(126,863)	636	$(10,650)	$(132,719)
Issuance of Series C (extension) stock, net of offering costs	—	—	—	—	—	—	—	—	427	7,646	7,646	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	289	—	—	—	289
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,390)	—	—	(7,390)

Balance at June 30, 2020	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	5,308	$104,424	$184,123	7,682	$—	$5,083	$(134,253)	636	$(10,650)	$(139,820)

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT (continued)

(in thousands, unaudited)

	Temporary Equity											Stockholders’ Deficit
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount			Shares	Amount
Balance at December 31, 2020	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	5,308	$104,424	$184,123	7,682	$—	$5,908	$(138,516)	636	$(10,650)	$(143,258)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	210	—	375	—	—	—	375
Issuance of common stock upon early exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	28	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	107	—	—	—	107
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	1,263	—	—	—	1,263
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8,957	—	—	8,957

Balance at June 30, 2021	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	5,308	$104,424	$184,123	7,920	$—	$7,653	$(129,559)	636	$(10,650)	$(132,556)

	Temporary Equity											Stockholders’ Deficit
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Temporary Equity	Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount			Shares	Amount
Balance at December 31, 2019	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	3,765	$74,601	$154,300	7,682	$—	$4,545	$(115,398)	636	$(10,650)	$(121,503)
Issuance of Series C (extension) stock, net of offering costs	—	—	—	—	—	—	—	—	1,543	29,823	29,823	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	538	—	—	—	538
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(18,855)	—	—	(18,855)

Balance at June 30, 2020	2,775	$14,921	1,448	$7,470	1,105	$7,463	7,751	$49,845	5,308	$104,424	$184,123	7,682	$—	$5,083	$(134,253)	636	$(10,650)	$(139,820)

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net Income (loss)	$8,957	$(18,855)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	277	204
Gain on sale	(246)	—
Amortization of debt financing costs	209	89
Impairment of inventory	339	2,908
Stock-based compensation	1,263	538
Changes in operating assets and liabilities:
Accounts receivable	(4,808)	(497)
Inventory	(311,840)	219,505
Prepaid expenses and other current assets	(10,108)	764
Accounts payable	3,153	650
Accrued liabilities	15,274	(2,346)

Net cash (used in) provided by operating activities	(297,530)	202,960

Cash flows from investing activities:
Purchases of property and equipment	(5,942)	(11)
Proceeds from sales of property and equipment	2,032	—

Net cash used in investing activities	(3,910)	(11)

Cash flows from financing activities:
Borrowings from credit facilities and notes payable	888,970	395,455
Repayments of credit facilities and notes payable	(580,819)	(608,781)
Payment of debt financing costs	(185)	(356)
Proceeds from issuance of Class C preferred stock, net	—	29,823
Proceeds from exercise of stock options	633	—

Net cash provided by (used in) financing activities	308,599	(183,859)

Net change in cash, cash equivalents and restricted cash	7,159	19,090
Cash, cash equivalents and restricted cash, beginning of period	50,742	29,883

Cash, cash equivalents and restricted cash, end of period	$57,901	$48,973

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands, unaudited)

	Six Months Ended June 30,
	2021	2020
Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$44,560	$43,785
Restricted cash	13,341	5,188

Total cash, cash equivalents and restricted cash	$57,901	$48,973

Supplemental disclosure of cash flow information:
Cash payments for interest	$5,537	$9,919

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	BUSINESS ACTIVITY

OfferPad, Inc. (the “Company”, “we”, “our”, and “Offerpad”) including its consolidated subsidiaries, is a customer-centric, home buying and selling platform that provides customers with the ultimate home transaction experience, offering convenience, control, certainty, and value. The Company is headquartered in Chandler, Arizona with operations in the United States and was incorporated in Delaware on June 24, 2016. As of June 30, 2021, the Company operates in the greater Charlotte, Raleigh, Atlanta, Birmingham, Orlando, Tampa, Jacksonville, Houston, San Antonio, Austin, Dallas, Tucson, Phoenix, Nashville, Denver and Las Vegas markets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Interim Financial Information—The accompanying interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned operating subsidiaries. Certain information and note disclosures required for annual financial statements have been condensed or excluded pursuant to US GAAP and SEC rules and regulations. Accordingly, the interim condensed consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of the Company’s management, of a normal recurring nature and necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods. Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Significant estimates include those related to the net realizable value of inventory, stock-based compensation, and deferred income tax allowances, among others. Actual results could differ from those estimates.

Significant Risks and Uncertainties—We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations, or cash flows: public health crises, like the COVID-19 pandemic; general economic conditions, including the health of the U.S. residential real estate industry; changes in customer preferences for our products and services; our ability to manage the growth of our business; severe weather and catastrophic occurrences; success in new product and market launches; protection of our brand and intellectual property; management of our pricing and portfolio strategy; our ability to maintain and grow strategic partnerships; cost and availability of third-party labor; management of future strategic acquisitions or investments; our ability to attract and retain qualified employees and key personnel; changes in requirements governing the licensing and conduct of real estate brokerages; competition in our market; development and protection of our existing technology and network infrastructure; protection of personal customer information and other privacy issues; intellectual property rights and other litigation claims; interest rate changes; changes in local, state, or federal laws and regulations; among other things.

Segment Reporting—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Under the provisions of ASC 280, Segment Reporting, the Company is not organized around specific services or geographic regions. The Company operates in one service line, providing a home buying and selling platform.

We determined that our Chief Executive Officer is the Chief Operating Decision Maker (CODM) and he uses financial information, business prospects, competitive factors, operating results and other non-U.S. GAAP financial ratios to evaluate our performance, which is the same basis on which our results and performance are communicated to our Board of Directors. Based on the information described above and in accordance with the applicable literature, management has concluded that we are organized and operated as one operating and reportable segment on a consolidated basis for each of the periods presented.

Cash and Cash Equivalents—Cash includes demand deposits with banks and financial institutions. Cash equivalents include only investments with initial maturities of three months or less that are highly liquid and readily convertible to known amounts of cash.

Restricted Cash—Restricted cash consists of cash received from the resale of homes that is specifically designated to repay borrowings under one of the Company’s secured credit facilities and is typically released within a few days of the home sale.

Concentrations of Credit Risk—Financial instruments that are potentially subject to concentrations of credit risk are primarily cash and cash equivalents. Cash and cash equivalents are placed with major financial institutions deemed to be of high-credit-quality in order to limit credit exposure. Cash is regularly maintained in excess of federally insured limits at the financial institutions. Management believes that the Company is not exposed to any significant credit risk related to cash deposits.

Accounts Receivable—Accounts receivable are generated through the sale of a home and generally results in a one- or two-day delay in receiving cash from the title company. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Most of the Company’s transactions are processed through escrow and therefore, collectability is reasonably assured. The Company reviews accounts receivable on a regular basis and estimates an amount of losses for uncollectible accounts based on its historical collections, age of the receivable, and any other known conditions that may affect collectability.

Inventory—Inventory consists of acquired homes and are stated at the lower of cost or net realizable value, with cost determined by the specific identification of each home. Costs include initial purchase costs and renovation costs, as well as holding costs and interest incurred during the renovation period, prior to the listing date. Selling costs, including commissions and holding costs incurred after listing date, are expensed as incurred and included in sales, marketing and operating expenses.

The Company reviews inventory for indicators that net realizable value is lower than cost. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized in cost of revenue and the related inventory is adjusted to its net realizable value.

Inventory is classified into three categories: Homes under renovation, homes listed for sale, and homes under contract to sell.

Property and Equipment—Property and equipment is recorded at cost and primarily consist of rooftop solar panel systems installed on residential real estate and properties held for use. The Company depreciates its property and equipment for financial statement purposes using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of fixed property and equipment by asset category are described below:

Property and Equipment	Estimated Useful Life
Rooftop solar panel systems	Thirty years

Properties held for use	Twenty seven and a half years

Leasehold improvements	Lesser of estimated useful life or remaining lease term

Computers and equipment	Five years

Office equipment and furniture	Seven years

Software systems	Four to five years

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. The Company records an impairment loss if (i) the undiscounted future cash flows are found to be less than the carrying amount of the asset or asset group, and (ii) the carrying amount of the asset or asset group exceeds fair value. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to its estimated fair value. The Company recognized no impairment charges on property and equipment for the three and six month periods ended June 30, 2021 and 2020.

Accrued Liabilities—Accrued liabilities include accrued salaries and wages, interest, advertising, and other expenses.

Revenue Recognition—Revenue is recognized when (or as) performance obligations are satisfied by transferring control of the promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company applies the following steps in determining the timing and amount of revenue to recognize: (1) identify the contract with our customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract, if applicable; and (5) recognize revenue when (or as) the performance obligation is satisfied.

Revenue from the sale of homes is derived from the resale of homes on the open market. Home sales revenue is recognized at the time of the closing when title to and possession of the property are transferred to the buyer. The amount of revenue recognized for each home sale is equal to the sale price of the home net of resale concessions and credits to the buyer. When the company closes on a sale of a home, all associated costs are relieved through cost of revenue.

Cost of Revenue—Cost of revenue includes the initial purchase costs, renovation costs, holding costs and interest incurred during the renovation period, prior to listing date and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory up until the home is ready for resale, and then charged to cost of revenue under the specific identification method when the property is sold.

Sales, Marketing and Operating—Sales, marketing and operating expenses consist of real estate agent commissions, advertising, and holding costs on homes incurred during the period that homes are listed for sale, which includes utilities, taxes, maintenance, and other costs. Sales, marketing and operating expense includes any headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. Sales, marketing and operating expenses are charged to operations as incurred. The Company incurred advertising expenses of $11.5 million and $0.8 million during the three months ended June 30, 2021 and 2020, respectively, and $18.9 million and $4.7 million during the six months ended June 30, 2021 and 2020, respectively.

Technology and Development—Technology and development expenses consist of headcount expenses, including salaries, benefits and share based compensation expense for employees and contractors engaged in the design, development, and testing of website applications and software development. Technology and development expenses are charged to operations as incurred.

Stock-Based Compensation—Stock-based compensation awards consist of stock options. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards.

Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of Deferred Tax Asset (DTAs) and Deferred Tax Liabilities (DTLs) for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Under this method, the Company determines DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

The Company recognizes DTAs to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax laws, and results of recent operations. If the Company determines that it would be able to realize its DTAs in the future in excess of their net recorded amount, the Company would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

Consolidation of Variable Interest Entities—The Company is a variable interest holder in certain entities in which equity investors at risk do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties; these entities are VIEs. The Company’s variable interest arises from contractual, ownership or other monetary interest in the entity, which fluctuates based on the VIE’s economic performance. The Company consolidates a VIE if it is the primary beneficiary. The Company is the primary beneficiary if it has a controlling financial interest, which includes both the power to direct the activities that most significantly impact the economic performance of the VIE and a variable interest that obligates the Company to absorb losses or the right to receive benefits that potentially could be significant to the VIE. The Company assesses whether it is the primary beneficiary of a VIE on an ongoing basis.

Fair Value Measurements—The Company accounts for assets and liabilities in accordance with accounting standards that define fair value and establish a consistent framework for measuring fair value on either a recurring or a nonrecurring basis. Fair value is an exit price representing the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Accounting standards include disclosure requirements relating to the fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of three levels:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Assets or liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

The fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain prepaid and other current assets and accrued expenses approximate carrying values because of their short-term nature. The carrying value of certain other non-current assets approximates fair value. The Company’s credit facilities and notes payable are carried at amortized cost and are classified within Level 2 of the fair value hierarchy as the Company uses discounted cash flows based on current lending rates for similar credit facilities and notes with similar terms and remaining time to maturity. There were no transfers between levels of input during the three and six month periods ended June 30, 2021 and 2020.

New Accounting Pronouncements Recently Issued Not Yet Adopted—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which provides guidance requiring lessees to recognize a right-of-use asset and a lease liability on the balance sheet for substantially all leases, with the exception of short-term leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. The Company has elected, as an EGC, to delay the adoption of this guidance until the time private companies are required to adopt, which is for annual periods beginning after December 15, 2021. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. The Company has elected, as an EGC, to delay the adoption of this guidance until the time private companies are required to adopt, which is for annual periods beginning after December 15, 2022. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Company has elected, as an EGC, to delay the adoption of this guidance until the time private companies are required to adopt, which is for annual periods beginning after December 15, 2021. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference the London Inter Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. This guidance is effective from March 12, 2020 through December 31, 2022. Entities may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. The Company may elect to take advantage of this optional guidance in its transition away from LIBOR within certain debt contracts. While the goal of the reference rate reform transition is for it to be economically neutral to entities, the Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.

3.	INVENTORY

The components of inventory, net of applicable lower of cost or net realizable value adjustments, consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Homes under renovation	$196,738	$47,978
Homes listed for sale	111,435	30,826
Homes under contract to sell	174,687	92,555

Total inventory	$482,860	$171,359

4.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Rooftop solar panel systems	$5,075	$5,094
Properties held for use	6,915	2,790
Leasehold improvements	772	749
Computers and equipment	265	265
Office equipment and furniture	70	70
Software systems	318	318

	13,415	9,286
Less accumulated depreciation	(1,305)	(1,055)

Total property and equipment, net	$12,110	$8,231

Depreciation expense totaled $0.2 million and $0.1 million during the three months ended June 30, 2021 and 2020, respectively, and $0.3 million and $0.2 million during the six months ended June 30, 2021 and 2020, respectively.

5.	ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

	June 30,	December 31,
	2021	2020
Compensation	$8,956	$6,180
Marketing	7,492	1,035
Legal and professional obligations	6,570	314
Payroll tax	1,568	1,250
Interest	1,166	699
Other	854	1,703

Total accrued liabilities	$26,606	$11,181

6.	CREDIT FACILITIES AND NOTES PAYABLE

The following table presents the carrying values of the Company’s debt as of the dates presented (in thousands):

	June 30,	December 31,
	2021	2020
Credit facilities and notes payable, net
Senior secured credit facility with a financial institution	$229,390	$49,544
Senior secured credit facility with a related party	159,810	105,397
Mezzanine credit facility with a related party	28,674	6,195
Mezzanine credit facility with a related party	34,621	13,056
Secured term loan with a related party	30,000	—
Secured notes payable	3,868	—
Notes payable with related parties	2,424	2,385
Notes payable - other	1,250	5,309
Debt issuance costs	(185)	(208)

Total credit facilites and notes payable, net	489,852	181,678

Current portion - credit facilities and notes payable, net
Total credit facilities and notes payable, net - related party	255,344	126,825
Total credit facilities and notes payable	234,508	50,143

Non current portion - credit facilities and notes payable, net
Total credit facilities and notes payable	—	4,710

Total credit facilites and notes payable, net	489,852	181,678

Senior Secured Credit Facilities

The Company utilizes senior secured credit facilities that are classified as current liabilities on the accompanying condensed consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. The following table summarizes certain details related to the Company’s senior secured credit facilities. Balances are outstanding as of June 30, 2021 and December 31, 2020 (in thousands, except interest rates):

Revolving Credit Faclilities

As of June 30, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Senior secured credit facility with a financial institution	$250,000	$229,390	2.60%	August 2022
Senior secured credit facility with a related party	225,000	159,810	4.12%	December 2022

	$475,000	$389,200

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Senior secured credit facility with a financial institution	$200,000	$49,544	3.72%	August 2022
Senior secured credit facility with a related party	225,000	105,397	5.28%	December 2022

	$425,000	$154,941

As of June 30, 2021, the Company had two senior secured credit facilities, one with a financial institution and one with a related party, which such related party is a current stockholder in the Company.

In February 2021, the Company amended its senior secured credit facility agreement with a financial institution. The amendment included an increase in borrowing capacity from $200 million to $225 million ($125 million of which is uncommitted). In June 2021, the Company amended its senior secured credit facility agreement with a financial institution to increase the borrowing capacity of such senior secured credit facility to $250 million. Following these amendments, the total collective borrowing capacity under the Company’s two senior secured credit facilities was $475 million as of June 30, 2021.

In July 2021, the Company amended its senior secured facility with a financial institution to increase the borrowing capacity of such senior secured credit facility from $250.0 million to $400.0 million.

Borrowings on the senior secured credit facility with a financial institution accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.50%. Borrowings on the senior secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.00%.

The borrowings are collateralized by the real estate inventory funded by the senior secured credit facility. Each senior secured facility contains eligibility requirements that govern whether a property can be financed. When the Company resells a home, the proceeds are used to reduce the corresponding outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Mezzanine Secured Credit Facilities

The Company classifies mezzanine secured credit facilities as current liabilities on the accompanying condensed consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. These facilities are structurally and contractually subordinated to the related senior secured credit facilities. The following table summarizes certain details related to the Company’s mezzanine secured credit facilities. Balances are outstanding as of June 30, 2021 and December 31, 2020 (in thousands, except interest rates):

Mezzanine Revolving Credit Facilities

As of June 30, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Mezzanine credit facility with a related party	$31,250	$28,674	13.00%	February 2023
Mezzanine credit facility with a related party	43,450	34,621	13.00%	December 2022

	$74,700	$63,295

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Mezzanine credit facility with a related party	$25,000	$6,195	13.00%	February 2023
Mezzanine credit facility with a related party	43,450	13,056	13.34%	December 2022

	$68,450	$19,251

As of June 30, 2021, the Company had two mezzanine secured credit facilities, both with a related party, which such related party is a current stockholder in the Company. In June 2021, the Company increased the borrowing capacity on the mezzanine secured credit facility that previously had a $25.0 million borrowing capacity to $31.3 million. Following this amendment, the mezzanine secured credit facilities have a total borrowing capacity of $74.7 million. Borrowings accrue interest at a rate of 13.00% for both mezzanine secured credit facilities.

These borrowings are collateralized by a second lien on the real estate inventory funded by the relevant credit facility. The lenders have legal recourse only to the assets securing the debt, and do not have general recourse to Offerpad with limited exceptions. When the Company resells a home, the proceeds are used to reduce the outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Covenants for Senior Secured Credit Facilities and Mezzanine Secured Credit Facilities

The secured credit facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require the Company to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of June 30, 2021, the Company was in compliance with all covenants.

Secured Term Loan

On June 30, 2021, the Company entered into a credit agreement with First American Title Insurance Company, which is an affiliate of First American which has held more than 5% of Offerpad’s capital stock since February 2019. Additionally, Kenneth DeGiorgio, who is a member of Offerpad’s board of directors, is the president of First American. Under the credit agreement, the Company borrowed a principal amount of $30.0 million. The loan accrues interest at an annual rate of 12.0%, subject to a default rate of an additional 2.0%, and matures upon the earliest of (i) June 30, 2022, (ii) acceleration of payments under the credit agreement and (iii) one business day following the closing of a transaction (other than certain securitization financings) by the Company resulting in the receipt of at least $100.0 million in net cash proceeds.

The credit agreement includes customary negative covenants that, among other things, restrict our ability to incur indebtedness or enter into certain change of control transactions. It also contains customary events of default that would result in the termination of the commitment under the credit agreement and permit the lender to accelerate payment on outstanding borrowings.

In August 2021, the Company entered into an amended credit agreement with First American Title Insurance Company. Under the amended credit agreement, the Company borrowed a principal amount of $25.0 million, which is in addition to the $30.0 million that was borrowed during June 2021 under the initial credit agreement. The terms and conditions associated with the $25.0 million borrowed under the amended credit agreement, including the interest rate, maturity and covenants, are consistent with the terms and conditions associated with the initial credit agreement. The principal amount of all borrowings under the amended credit agreement, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the business combination transaction described in note 14.

Notes Payable

In February 2020, the Company entered into a secured promissory note with a lender to finance the Company’s rooftop solar panel systems for a $4.34 million term loan. The note matures on March 1, 2022 and bears interest annually at 11.50% as of June 30, 2021. The note requires monthly principal and interest payments and is collateralized by the rooftop solar panel systems. The outstanding balance on this note at June 30, 2021 was $3.87 million. The balance on this note, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the business combination transaction described in note 14.

The Company has unsecured notes payable of $1.25 million at both June 30, 2021 and December 31, 2020, respectively. The notes are due at the earlier of six months from the date the holder provides written notice to the Company for payment of unpaid principal and related accrued interest or when the Company pays the note in full. The notes bear interest at 14.00%. The balance is included in current liabilities in the accompanying condensed consolidated balance sheets. The balance on each note, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the business combination transaction described in note 14.

The Company has unsecured notes payable to related parties of $2.42 million and $2.39 million at June 30, 2021 and December 31, 2020, respectively. The notes are due at the earlier of six months from the date the holder provides written notice to the Company for payment of unpaid principal and related accrued interest or when the Company pays the note in full. The notes bear interest at 14.00%. The balance is included in current liabilities in the accompanying condensed consolidated balance sheets. The balance on each note, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the business combination transaction described in note 14.

As of June 30, 2021, the Company was in compliance with all covenants related to its Notes Payable.

7.	TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Convertible Preferred and Common Stock

The Company’s certificate of incorporation as amended, authorizes the Company to issue 54.7 million shares of $0.00001 par value, with 34.1 million shares designated as common stock and 20.6 million shares of convertible preferred stock. The convertible preferred stock consists of 2.8 million shares designated as Series A convertible preferred stock, 1.4 million shares designated as Series A-1 convertible preferred stock, 1.1 million shares designated as Series A-2 convertible preferred stock, 7.8 million shares designated as Series B convertible preferred stock, and 7.5 million shares designated as Series C convertible preferred stock (collectively, “Preferred Stock”). The holder of each share of common stock is entitled to one vote. The holders of outstanding Preferred Stock are entitled to elect four directors. The holders of outstanding common stock are entitled to elect two directors, in addition to the one independent director.

The significant features of the Company’s Preferred Stock are as follows:

All of our Preferred Stock is classified as temporary equity because the Preferred Stockholders are entitled to proceeds upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), which is not within our control.

Dividend provisions

The preferred stockholders are entitled to receive dividends prior and in preference to any dividends on the common stock, when, as and if declared by the Board of Directors, on an equal priority basis, prior and in preference to any declaration or payment of any dividend on the Common Stock and any other class or series of capital stock that is junior to the preferred stock (other than dividends on shares of Common Stock payable in shares of common stock). Such dividends are non-cumulative. There were no dividends paid for the three and six months ended June 30, 2021 and 2020 to preferred stockholders.

Liquidation preference

In the event of liquidation, dissolution or winding up of the Company, merger or a Deemed Liquidation Event, before any distribution or payment shall be made to the holders of common stock, the holders of Series A, Series A-1, Series A-2, Series B and Series C convertible preferred stock shall receive $5.44, $5.1807, $6.7884, $6.4504 and $19.9224 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds are insufficient for such distribution, they shall receive a pro rata distribution, based on the relative convertible preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the Preferred Stock would receive a greater distribution if they converted to Common Stock, then such conversion will be assumed prior to distribution.

Conversion rights

The holders of Preferred Stock have a right to convert their stock into fully-paid and nonassessable shares of common stock at a conversion rate equal to their respective liquidation preferences divided by a conversion price of $5.4132, $5.1807, $6.7884, $6.4504, and $19.9224, respectively, which is adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions.

Redemption rights

The Preferred Stock is not redeemable at the option of the holders of the Preferred Stock.

Voting rights

Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could then be converted and, with respect to such vote, holders of Preferred Stock are entitled to vote together with the holders of common stock as a single class on all matters on an as-converted basis.

Election of Directors

As long as any shares of the Series B convertible preferred stock remain outstanding, the holders of the Series B convertible preferred stock are entitled to elect three directors. As long as any shares of Series C convertible preferred stock remain outstanding, then the holders of the Series C convertible preferred stock are entitled to elect one director.

Common Stock

The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings). There were no dividends paid for the three and six month periods ended June 30, 2021 and 2020 to common stockholders.

8.	STOCK-BASED AWARDS

Stock Incentive Plan

In 2016, the Board of Directors of the Company adopted the Offerpad 2016 Stock Option and Grant Plan (the “Plan”) that allows for granting of incentive and non-qualified stock options to employees, directors, and consultants. As of June 30, 2021, 0.08 million shares of common stock were reserved for issuance under the Plan.

The following table summarizes stock option activity for the six months ended June 30, 2021:

	Options Issued Under Plan (in thousands)	Nonemployee Options (in thousands)	Total Options (in thousands)	Weighted- Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2020	3,462	201	3,663	$5.09	7.40	$14,619
Granted	207	—	207	9.19
Exercised	(166)	(72)	(238)	2.66
Forfeitures	(27)	(24)	(51)	5.77

Outstanding as of June 30, 2021	3,476	105	3,581	5.49	7.33	148,635

Exercisable as of June 30, 2021			1,423	3.72	6.76	66,041

Vested and expected to vest as of June 30, 2021			3,581	5.49	7.33	148,635

The Company typically issues stock options with the exercise price equal to the fair value of the underlying stock price based on then-current valuation estimates. The Company determines the grant-date fair value of stock option awards using a Black-Scholes option pricing model with the following assumptions:

Expected Term: The expected term represents the period of time that the option grants are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the options.

Risk-Free Interest Rate: The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.

Volatility: As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period.

Expected Dividend Yield: The expected dividend yields are based on our historical dividend payments, which have been zero to date and are not expected in the foreseeable future.

The range of assumptions used in the Black-Scholes Model for options for the three and six month periods ended June 30, 2021 are as follows:

2021
Expected term (in years)	5.97-6.10
Risk-free interest rate	0.64% - 0.67%
Expected volatility	52.49% - 52.69%
Dividend yield	0.00%
Fair value on grant date	$4.49 - $4.55

The Company recognized stock-based compensation expense of $0.7 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively, and $1.3 million and $0.5 million for the six months ended June 30, 2021 and 2020, respectively, as part of operating expenses in the accompanying condensed consolidated statements of operations.

At June 30, 2021, the Company had $5.1 million of unrecognized stock-based compensation related to outstanding awards.

9.	VARIABLE INTEREST ENTITIES

The Company formed certain special purpose entities (each, an “SPE”) to purchase and sell residential properties. Each SPE is a wholly owned subsidiary of the Company and a separate legal entity, and neither the assets nor credit of any such SPE are available to satisfy the debts and other obligations of any affiliate or other entity. The credit facilities are secured by the assets and equity of one or more SPEs. These SPEs are variable interest entities, and the Company is the primary beneficiary as it has the power to control the activities that most significantly impact the SPEs’ economic performance and the obligation to absorb losses of the SPEs or the right to receive benefits from the SPEs that could potentially be significant to the SPEs. The SPEs are consolidated within the Company’s condensed consolidated financial statements.

The following table summarizes the assets and liabilities related to the VIEs as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Assets
Restricted cash	$13,341	$6,804
Accounts receivable	6,492	1,638
Inventory	479,435	171,212
Prepaid expenses and other current assets	2,354	1,036
Property and equipment, net	6,857	2,772

Total assets	$508,479	$183,462

Liabilities
Accounts payable	$2,962	$716
Accrued liabilities	1,047	575
Secured credit facilities and notes payable, net - current portion	446,727	173,539
Secured credit facilities and notes payable - net of current portion	—	653

Total liabilities	$450,736	$175,483

10.	EARNINGS PER SHARE

Basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares plus the incremental effect of dilutive potential common shares outstanding during the period. In periods when losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The components of basic and diluted earnings per share are as follows (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net Income (loss)	$9,190	$(7,390)	$8,957	$(18,855)
Denominator:
Weighted average common shares outstanding, basic	7,884	7,682	7,830	7,682
Dilutive effect of preferred stock(1)	18,401	—	18,401	—
Dilutive effect of stock options(1)	3,285	—	3,291	—
Dilutive effect of warrants(1)	226	—	226	—

Weighted average common shares outstanding, diluted	29,796	7,682	29,748	7,682

Net Income (loss) per share, basic	$1.17	$(0.96)	$1.14	$(2.45)
Net Income (loss) per share, diluted	$0.31	$(0.96)	$0.30	$(2.45)

Anti-dilutive securities excluded from diluted income (loss) per share:
Anti-dilutive preferred stock(1)	—	18,401	—	18,401
Anti-dilutive stock options(1)	—	3,052	—	3,052
Anti-dilutive warrants(1)	—	251	—	251

(1)	Due to the net loss during the three and six months ended June 30, 2020, no dilutive securities were included in the calculation of diluted loss per share because they would have been anti-dilutive.

11.	INCOME TAXES

The Company’s effective tax rate (ETR) was 1.0% for each of the three and six month periods ended June 30, 2021, and 0% for each of the three and six month periods ended June 30, 2020, respectively. The Company’s ETR during each of the three and six month periods ended June 30, 2021 differed from the federal statutory rate of 21% primarily due to changes in the valuation allowance, stock compensation, and state taxes. The valuation allowance recorded against our net deferred tax assets was $34.0 million as of June 30, 2021.

As of June 30, 2021, we continue to have a full valuation allowance recorded against all deferred tax assets and will continue to evaluate our valuation allowance in future periods for any change in circumstances that causes a change in judgment about the realizability of the deferred tax assets. The amount of the deferred tax assets considered realizable; however, could be adjusted in future periods if estimates of future taxable income during the carryforward period are increased, if objective negative evidence in the form of cumulative losses is no longer present, and if we employ tax planning strategies in the future.

12.	RELATED-PARTY TRANSACTIONS

LL Credit Facilities

Since October 26, 2016, Offerpad has been party to a loan and security agreement (the “LL Funds Loan Agreement”), with LL Private Lending Fund, L.P. and LL Private Lending Fund II, L.P., both of which are affiliates of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. The LL Funds Loan Agreement is comprised of a senior secured credit line and a mezzanine secured loan, under which Offerpad may borrow loans up to a maximum principal amount of line of $225.0 million and $43.45 million, respectively. Interest accrues on the senior secured credit line and the mezzanine secured credit line at rates of LIBOR + 4.0% and 13.0%, respectively. Offerpad paid interest for borrowings under the LL Funds Loan Agreement of $1.7 million and $1.6 million for the three months ended June 30, 2021 and 2020, respectively, and $3.2 million and $5.4 million for the six months ended June 30, 2021 and 2020, respectively. Offerpad had

$194.4 million and $118.4 million in principal outstanding as of June 30, 2021 and December 31, 2020, respectively. Since 2018, the largest amount of principal outstanding under the LL Funds Loan Agreement was $256.3 million. As of June 30, 2021, Offerpad had $159.8 million and $34.6 million outstanding under the senior secured credit and mezzanine secured loans, respectively.

Since March 16, 2020, Offerpad has also been party to a mezzanine loan and security agreement (the “LL Mezz Loan Agreement”), with LL Private Lending Fund II, L.P., which is an affiliate of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. Under the LL Mezz Loan Agreement, Offerpad may borrow loans up to a maximum principal amount of line of $31.25 million. Interest accrues on the mezzanine secured credit line at a rate of 13.0%. Offerpad paid interest for borrowings under the LL Mezz Loan Agreement of $0.5 million and $0.2 million for the three months ended June 30, 2021 and 2020, respectively, and $0.7 million and $0.2 million for the six months ended June 30, 2021 and 2020, respectively. Offerpad had $28.7 million and $6.2 million in principal outstanding as of June 30, 2021 and December 31, 2020, respectively. The largest amount of principal outstanding under the LL Mezz Loan Agreement was $28.7 million.

Commercial Relationship with First American Financial Corporation

First American, which has held more than 5% of Offerpad’s capital stock since February 2019, through its subsidiaries is a provider of title insurance and settlement services for real estate transactions and a provider of property data services. Offerpad uses First American’s services in the ordinary course of its home-buying and home-selling activities. Offerpad paid First American $2.6 million and $1.9 million during the three months ended June 30, 2021 and 2020, respectively, and $4.3 million and $4.4 million during the six months ended June 30, 2021 and 2020, respectively, for its services, inclusive of the fees for property data services.

Secured Term Loan

On June 30, 2021, the Company entered into a credit agreement with First American Title Insurance Company, which is an affiliate of First American which has held more than 5% of Offerpad’s capital stock since February 2019. Additionally, Kenneth DeGiorgio, who is a member of Offerpad’s board of directors, is the president of First American. Under the credit agreement, the Company borrowed a principal amount of $30.0 million. The loan accrues interest at an annual rate of 12.0%, subject to a default rate of an additional 2.0%, and matures upon the earliest of (i) June 30, 2022, (ii) acceleration of payments under the credit agreement and (iii) one business day following the closing of a transaction (other than certain securitization financings) by the Company resulting in the receipt of at least $100.0 million in net cash proceeds.

In August 2021, the Company entered into an amended credit agreement with First American Title Insurance Company. Under the amended credit agreement, the Company borrowed a principal amount of $25.0 million, which is in addition to the $30.0 million that was borrowed during June 2021 under the initial credit agreement. The terms and conditions associated with the $25.0 million borrowed under the amended credit agreement, including the interest rate, maturity and covenants, are consistent with the terms and conditions associated with the initial credit agreement. The principal amount of all borrowings under the amended credit agreement, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the business combination transaction described in note 14.

Notes Payable

From August 2015 to January 2017, Offerpad issued an aggregate of $1.1 million in notes payable to immediate family members of Offerpad’s Chief Executive Officer, who is also a member of its board of directors. The notes payable bear interest at a rate of 14.0% per annum, are pre-payable and have no set maturity date. Offerpad paid interest for borrowings under the notes payable of $0.04 million in each of the three months ended June 30, 2021 and 2020, respectively, and $0.08 million in each of the six months ended June 30, 2021 and 2020, respectively, with no principal payments in any of the periods presented. Since 2018, the largest amount of principal outstanding under these notes payable was $1.1 million. As of June 30, 2021, Offerpad had $1.1 million outstanding under such notes payable. The principal amount of each note, together with accrued but unpaid interest, was repaid in September 2021 in connection with the Closing of the business combination transaction described in note 14.

Convertible Preferred Stock Financings

In April 2018 and June 2018, Offerpad issued and sold 4,650,874 and 2,325,437 shares, respectively, of its Series B convertible preferred stock to LL Capital Partners I, L.P. for a total purchase price of $45.0 million. As a result of the transaction, LL Capital Partners I, L.P. holds more than 5% of Offerpad’s capital stock.

In February 2019 and February 2020, Offerpad issued and sold to First American 3,764,606 and 501,947 shares, respectively, of its Series C convertible preferred stock for a total purchase price of $85.0 million. As result of the transactions, First American holds more than 5% of Offerpad’s capital stock.

13.	COMMITMENTS AND CONTINGENCIES

As of June 30, 2021, the Company was under contract to purchase 417 homes for an aggregate purchase price of $135.6 million.

The Company’s other long-term commitments, which principally include operating leases and other commitments relating to marketing, information technology and administration services, have the following approximate minimum annual payments as of June 30, 2021 (in thousands):

Remainder of 2021	$2,041
2022	1,664
2023	1,342
2024	1,131
2025	506
2026	1

$6,685

14.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through September 7, 2021, which is the date these condensed consolidated financial statements were issued, and determined that there have been no events that have occurred that would require recognition in the condensed consolidated financial statements or additional disclosure herein, except as described below and elsewhere in the notes to condensed consolidated financial statements:

Business Combination

On September 1, 2021 (the “Closing Date”), the Company and Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Supernova”), consummated the transactions contemplated by the previously announced Agreement and Plan of Merger, dated March 17, 2021 (the “Merger Agreement”), by and among the Company, Supernova, Orchids Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Supernova (“First Merger Sub”), and Orchids Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Supernova (“Second Merger Sub”).

Pursuant to the Merger Agreement, the parties effected a business combination transaction (the “Business Combination”) by which (i) First Merger Sub merged with and into the Company, with the Company being the surviving entity in the merger (the “First Merger”), and (ii) the Company merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, Supernova changed its name to “Offerpad Solutions Inc.” (“Offerpad Solutions”).

The value of the aggregate equity consideration paid to the Company’s stockholders and optionholders in the Transactions was $2,250,000,000 (the “Equity Value”). At the Closing, each share of common stock and preferred stock of the Company that was issued and outstanding immediately prior to the effective time of the First Merger (other than excluded shares as contemplated by the Merger Agreement) was cancelled and converted into the right to receive approximately 7.533 shares (the “Exchange Ratio”) of Offerpad Solutions common stock, which was determined by dividing the Equity Value by the aggregate fully diluted Company common stock (as such term is defined in the Merger Agreement). The shares of Offerpad Solutions common stock received as consideration by Brian Bair, the Chief Executive Officer and Founder of the Company, are Class B shares, and entitle Mr. Bair or his permitted transferees to 10 votes per share until the earlier of (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Mr. Bair or his permitted transferees have transferred, in the aggregate, more than seventy-five (75%) of the shares of Class B common stock that were held by Mr. Bair and his permitted transferees immediately following the Closing.

At the Closing, each option to purchase the Company’s common stock, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of Offerpad Solutions Class A common stock in the manner set forth in the Merger Agreement.

Additionally, in connection with the execution of the Merger Agreement, Supernova entered into subscription agreements, pursuant to which certain Supernova investors agreed to purchase at the closing of the Transactions an aggregate of 20,000,000 shares of Offerpad Solutions Class A common stock, for a price of $10.00 per share for an aggregate purchase price of $200.0 million (the “PIPE Investment”). The PIPE Investment was consummated simultaneously with the Closing.

Further, in connection with the closing of Supernova’s initial public offering, Supernova entered into forward purchase agreements pursuant to which certain affiliates of Supernova agreed to purchase, upon the closing of the Transactions, an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock (“Forward Purchase Agreements”). Offerpad Solutions received the funds under the Forward Purchase Agreements upon the Closing.

Upon the closing of the Transactions, Offerpad Solutions received total gross proceeds of $284.0 million, which consisted of $34.0 million from Supernova’s trust and operating accounts, $200.0 million from the PIPE Investment and $50.0 million from the Forward Purchase Agreements. Total transaction costs were $51.4 million, which principally consisted of advisory, legal and other professional fees. Cumulative debt repayments, inclusive of accrued but unpaid interest, of $63.4 million were paid in conjunction with the close, which included a $55.8 million repayment of the Secured Term Loan with First American Title Insurance Company, a $3.8 million repayment of a term loan that was used to finance the Company’s rooftop solar panel systems, a $2.5 million repayment of Notes Payable to related parties and a $1.3 million repayment of Notes Payable – other.

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Supernova will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on:

•	former Offerpad stockholders having the largest voting interest in Offerpad Solutions;

•	the board of directors of Offerpad Solutions having 7 members, and Offerpad’s former stockholders having the ability to nominate the majority of the members of the board of directors;

•	Offerpad management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations;

•	the post-combination company assuming the Offerpad name;

•	Offerpad Solutions maintaining the pre-existing Offerpad headquarters; and

•	the intended strategy of Offerpad Solutions being a continuation of Offerpad’s strategy.

Accordingly, the business combination will be treated as the equivalent of Offerpad issuing stock for the net assets of Supernova, accompanied by a recapitalization. The net assets of Supernova will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Offerpad.